UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AGEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05
Costs Associated with Exit or Disposal Activities.

On August 23, 2023, Agenus Inc. announced a strategic alignment and streamlining of its operations to support near-term clinical development, regulatory activities, and preparations for commercialization of its lead program of botensilimab and balstilimab.  As part of this effort, Agenus Inc. (excluding its independently operating subsidiaries) is reducing its workforce by approximately 25%, which the company expects to result in savings of approximately $2.8 million by year-end, after accounting for the cost of the workforce reduction of approximately $1.4 million. The workforce reductions are cash-based expenditures related primarily to severance payments.  The company expects to recognize substantially all charges related to the workforce reduction in the quarter ending September 30, 2023.  Beyond workforce reductions, the company expects to reduce spending by approximately $40 million by year-end 2023 on programs and activities outside of its strategic focus on botensilimab and balstilimab. These estimates are subject to assumptions and actual results may differ.

In connection with the announcement, the Company issued a press release, which is being included as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

The following exhibit is furnished herewith:

99.1	Press Release dated August 23, 2023

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: August 23, 2023	By:	/s/ Christine M. Klaskin

Christine M. Klaskin
VP, Finance